EXHIBIT 4(c)

                           Specimen Authorization Card


                              CAVALIER HOMES, INC.
         Authorization for Dividend Reinvestment and Stock Purchase Plan

To participate in Cavalier Homes, Inc.'s Dividend Reinvestment and Stock Purchase Plan, all you need to do is complete and sign the reverse side of this authorization card, and return it in the envelope provided to:

                         Mellon Securities Trust Company
                                  P. O. Box 750
                         Pittsburgh, Pennsylvania 15230

This will authorize Cavalier Homes to pay to Mellon Securities Trust Company, as your agent, all or a portion of the dividends you receive on shares of Cavalier Homes' Common Stock, to be invested together with any optional cash contributions you may make in the purchase of additional shares of Cavalier Homes' Common Stock.

                                              (Please See Reverse Side)




                              Cavalier Homes, Inc.
         Authorization for Dividend Reinvestment and Stock Purchase Plan

Please enroll me in the Cavalier Homes,  Inc.  Dividend  Reinvestment  and Stock
Purchase Plan as indicated below:
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1.|_| Full Dividend Reinvestment                           3.|_| Optional Cash Contributions ($500 Minimum/ $40,000
      Please apply dividends on all Cavalier Homes, Inc.   Maximum per Quarter)  Shareholders may participate in
common stock held in my account and any Optional Cash      the Optional Cash Contribution feature whether or not
Contributions to the purchase of additional shares of      they participate in the Dividend Reinvestment feature
Cavalier Homes, Inc. common stock.                         for other Cavalier Homes, Inc. shares of common stock
                                                           owned by them.  Shareholders all of whose shares are
                                                           held in nominee or street name may not participate in
                                                           the Optional Cash Contribution feature of the Plan.
2.|_| Partial Dividend Reinvestment                        4.|_| Safekeeping of Certificates
      Please apply dividends on __________ shares of             I wish to participate in the Safekeeping service
common stock of Cavalier Homes, Inc. registered in my      and I am enclosing certificates representing _______
name and any Optional Cash Contributions to the purchase   shares of common stock of Cavalier Homes, Inc. to be
of additional shares of Cavalier Homes, Inc. common stock. deposited with Mellon Securities Trust Company.

                                                              ALL  PERSONS  WHOSE  NAMES  APPEAR ON THE  CERTIFICATE
MUST SIGN.

                                                            ------------------------------------------
                                                            Shareholder's Signature             Date

                                                            ------------------------------------------
                                                            Shareholder's Signature              Date

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